December 17, 2025

VIA EMAIL TO STEVEN MYHILL-JONES [redacted] AND BRIAN CARDILE [redacted]

Daily Journal Corporation
915 East First Street
Los Angeles, CA 90012
Attn: Board of Directors – All Members
Brian Cardile, Secretary

Re: Daily Journal Corporation ("DJCO" or the "Company") – Appointment of Erik Nakamura as Chief Financial Officer

Dear Members of the DJCO Board of Directors (the "Board"):

We must follow up after our December 13 letter to express obvious concerns regarding the Company's Form 8-K filed yesterday, December 16, 2025, announcing the appointment of Erik Nakamura as Chief Financial Officer and Principal Financial Officer of Daily Journal Corporation (the "December 16 Form 8-K").

Suspicious Process

The December 16 Form 8-K states that the Board approved Mr. Nakamura's appointment on December 12, 2025. Yet the December 16 Form 8-K also discloses that, as of the filing date (four days later), "the specific compensation arrangements have not been finalized." The Compensation Committee merely "authorized the Company to finalize the terms" of his appointment.

This is not how CFO appointments work. Boards do not approve the appointment of a principal financial officer without knowing what the company will pay him. Compensation is not an afterthought to be delegated for later resolution—it is a material term that is approved as part of the appointment itself. Without acceptable compensation terms, there is no appointment. The notion that the Board definitively approved this appointment on December 12, while leaving compensation entirely undetermined (handing management *carte blanche* authority and a blank check), defies belief and underscores the inappropriate governance by the Board.

We also note that the December 16 Form 8-K disclosed an event that *supposedly* occurred on December 12, yet was filed on December 16—the final day of the four-business-day window permitted under Item 5.02 of Form 8-K. We further note that Buxton Helmsley's Rule 14a-19

notice of intent to solicit proxies was delivered to the Company on December 13, 2025, just one day after the Board's purported approval of Mr. Nakamura's appointment.

Shareholders are entitled to have confidence that material corporate actions are taken through proper deliberative processes, not rushed or reconstructed in response to external pressures. The circumstances here do not inspire that confidence. Any shareholder will agree that the claimed timing of the event disclosed in the December 16 Form 8-K is highly suspicious once they are informed of the behind-the-scenes events involving Buxton Helmsley's Rule 14a-19 notice.

The Very Wrong Choice

Even setting aside questions about process, the substance of this appointment is deeply troubling.

Mr. Nakamura has served as Chief Financial Officer of Journal Technologies, Inc. since October 2024. Journal Technologies is the subsidiary at the very center of the Company's ongoing accounting issues. Buxton Helmsley has publicly identified stark, sweeping violations of ASC 985-20 in relation to Journal Technologies' complete failure to properly capitalize software development costs, in addition to a complete failure to disclose the "significant" research and development expenses on a separate line item of the Company's income statement, in violation of Regulation S-X.

Mr. Nakamura has been directly responsible for Journal Technologies' books and records during periods of this non-compliance, including the Company's last quarterly report filed with the U.S. SEC. He is the subsidiary CFO who oversaw the very accounting practices now under scrutiny, even more directly than CFO Tu To (though Ms. To absolutely should have noticed the suspicious complete absence of a "research and development expense" line item on the income statement, and nonexistent intangible assets on the balance sheet). Promoting Mr. Nakamura to parent company CFO does not signal a commitment to addressing these issues—it signals a commitment to defending them.

The December 16 Form 8-K describes this appointment as "a continuation of the Company's initiatives since 2023 to build the required finance team for the future alongside modernized accounting systems and improved internal controls." If the Company were genuinely committed to improved internal controls, it would not elevate the executive most directly associated with the subsidiary's questioned accounting to the top financial role at the parent company. This appointment suggests the Board either does not understand the seriousness of the financial reporting violations that have been ongoing at the Company's Journal Technologies subsidiary, or does not care.

A Pattern of Governance Failure

This appointment is consistent with the Board's broader pattern of prioritizing entrenchment over accountability. Rather than engage constructively with shareholder concerns about accounting practices, the Board has chosen to circle the wagons. Rather than bring in fresh leadership that was not a part of creating the issues under review, the Board has promoted from within the very unit where the problems originated.

We remind the Board that approximately 40% of shareholders voted against multiple directors at the last annual meeting, before the full scope of the accounting issues became public, and before the departures of Ms. To and others. The Board's response to that vote of no confidence has been to double down on the *status quo*, which we are sure will not end well at the 2026 annual meeting.

This appointment comes as the Company's Form 10-K is due in fifteen days, and Baker Tilly US, LLP must decide whether to sign off on financial statements that may contain the very misstatements Buxton Helmsley has identified. Elevating the Journal Technologies CFO to the parent company role at this moment sends a message, and is about as assuring as if Baker Tilly signs off on financials that entirely contradict authoritative guidance published by their own industry body (the AICPA).

As we said in our letter to the Board just days ago, shareholders deserve better.

* * *

Buxton Helmsley reserves all rights, at law and in equity, including the right to pursue any and all remedies available to it in connection with the matters described herein and the Company's ongoing governance failures.

Respectfully,

Alexander E. Parker
Chairman of the Board and Chief Executive Officer
Buxton Helmsley USA, Inc.

Cc: [redacted]